Exhibit 99.1

ACE Limited	PO Box HM 1015
ACE Global Headquarters	Hamilton HM DX
17 Woodbourne Avenue	Bermuda	News
Hamilton HM 08		Release
Bermuda	441 295-5200 main
441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283

Media Contact:	Anna Lowry
(441) 278-6683

ACE LIMITED REPORTS RECORD YEAR-END, FOURTH QUARTER RESULTS

HAMILTON, Bermuda, February 4, 2004—ACE Limited (NYSE: ACE) today reported that net income for 2003 was a record $1.4 billion or $4.93 per share, compared with net income of $77 million or $0.19 per share for the prior year. Income excluding net realized gains (losses) on investments for 2003 was up 142% to a record $1.2 billion, or $4.21 per share, compared with $494 million or $1.74 per share for last year. (1) The prior year included a charge of $354 million in the fourth quarter related to asbestos and environmental reserves.

For the quarter ended December 31, 2003, net income was $421 million or $1.45 per share, compared with a net loss of $168 million or $0.67 per share for the prior year. Income excluding net realized gains (losses) on investments for the fourth quarter of 2003 was a record $328 million, or $1.12 per share, compared with a loss of $99 million or $0.41 per share for the same quarter last year. (1)

Brian Duperreault, Chairman and Chief Executive Officer of ACE Limited, commented: “The record results of 2003 reflect the significant earnings power that ACE has built up over the last three years. With annual net income substantially in excess of $1 billion, ACE has established a preeminent presence in the global property and casualty insurance industry. As we look ahead to 2004, we view our prospects for further growth with continued optimism.”

Other 2003 operating highlights were as follows:

•	Net premiums written increased 27% to $10.2 billion, reflecting P&C net premium growth of 40%

•	The P&C combined ratio was 91.1% for the year compared with 103.0% a year ago

•	Operating cash flow amounted to a record $4.2 billion for the year

•	Cash and invested assets increased by $5.3 billion

•	Net investment income increased 7% to $861 million

•	Shareholders’ equity increased 38% to $8.8 billion

•	Tangible equity rose to $6.1 billion, a gain of 66% from year-end 2002

•	Debt to total capital ratio improved to 16.9% from 20.9% at year-end 2002

•	Return on equity for 2003 was a record 15.8%; excluding FAS 115, it was 17.2%

•	Diluted book value per share as of December 31, 2003 increased 22% to $29.38(2)

Page 1/6

Financial results improved over the prior year’s results for virtually every business segment. Further details are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 38% and the combined ratio improved to 90.6%.

•	Insurance-Overseas General: Net premiums written also increased 38%. The segment’s combined ratio improved to 93.0%.

•	Global Reinsurance: Net premiums written were up 58%, a result of our continued strategy to diversify our reinsurance operations into multi-line reinsurance. This segment had a combined ratio of 75.7%.

•	Financial Services: Net income increased 254% for the year reflecting a combined ratio of 94.4%.

As previously disclosed on December 2, 2003, ACE Limited intends to pursue an initial public offering of its financial guaranty business (ACE expects to offer approximately 65% to 75% of its interest in AGC Holdings Limited). The IPO is expected to be completed in the first half of 2004, subject to market conditions and receipt of various regulatory approvals.

Please refer to the ACE Financial Supplement December 31, 2003, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, financial guaranty portfolio, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_december_31_2003.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE Limited (NYSE: ACE) will host its year-end, fourth quarter earnings conference call and webcast on Thursday, February 5, 2004 beginning at 8:30 a.m. EST. The call is available via live and archived webcast at www.acelimited.com or by dialing 1-973-582-2745. Please refer to our website in the “Investor Information, Calendar of Events” for details. A replay of the call will be available from Thursday, February 5, 2004 until Thursday, February 19, 2004 at 5:00 p.m. EST. To listen to the replay, dial: 1-877-519-4471 (in the United States) or 1-973-341-3080 (international); passcode 4434407.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, ACE Group conducts its business on a worldwide basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: http://www.acelimited.com.

[1]	Income (loss) excluding net realized gains (losses) on investments and the tax effect of net realized gains (losses) on investments is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).
[2]	Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

Page 2/6

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those, set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, planned public offerings, judicial and legislative developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 3/6

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars)

	December 31 2003	December 31 2002
	(Unaudited)
Assets
Total investments and cash	$24,008	$18,709
Insurance and reinsurance balances receivable	2,837	2,654
Reinsurance recoverable	14,081	13,991
Other assets	8,598	8,600

Total assets	$49,524	$43,954

Liabilities
Unpaid losses and loss expenses	$27,155	$24,315
Unearned premiums	6,051	5,586
Other liabilities	7,506	7,353

Total liabilities	$40,712	$37,254

Commitments and contingencies
Mezzanine equity	$—	$311
Shareholders’ equity
Total shareholders’ equity	$8,812	$6,389

Total liabilities, mezzanine equity and shareholders’ equity	$49,524	$43,954

Diluted book value per ordinary share (2)	$29.38	$24.16

Page 4/6

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Years Ended December 31
	2003	2002	2003	2002
Gross premiums written	$3,668	$3,244	$14,637	$12,819
Net premiums written	2,573	1,984	10,215	8,068
Net premiums earned	2,827	1,969	9,602	6,830
Losses and loss expenses	1,857	1,764	6,118	4,906
Life and annuity benefits	44	52	181	158
Policy acquisition costs	384	275	1,357	960
Administrative expenses	320	266	1,160	944

Underwriting income (loss)	222	(388)	786	(138)
Net investment income	228	202	861	802
Other income (expense)	(19)	1	(27)	(21)
Interest expense	44	47	177	193
Income tax expense (benefit)	59	(133)	246	(44)

Income (loss) excluding net realized gains (losses) (1)	328	(99)	1,197	494
Net realized gains (losses)	105	(88)	229	(489)
Tax effect of net realized gains (losses)	(12)	19	(32)	72

Net income (loss)	421	(168)	1,394	77
Preference shares dividend	(11)	—	(26)	—
FELINE PRIDE dividend	—	(7)	(10)	(26)

Net income (loss) available to holders of ordinary shares	$410	$(175)	$1,358	$51

Diluted earnings per share:
Income (loss) excluding net realized gains (losses) (1)	$1.12	$(0.41)	$4.21	$1.74
Net income (loss)	$1.45	$(0.67)	$4.93	$0.19
Weighted average diluted shares outstanding	282,647,642	260,965,129	275,655,969	269,870,023
Loss and loss expense ratio	66.8%	91.8%	65.0%	73.5%
Policy acquisition cost ratio	13.6%	14.3%	14.2%	14.2%
Administrative expense ratio	11.5%	13.7%	12.3%	14.0%
Combined ratio	91.9%	119.8%	91.5%	101.7%

Ratios exclude life reinsurance business

Page 5/6

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Years Ended December 31
	2003	2002	2003	2002
Gross Premiums Written
Insurance—North American	$1,764	$1,640	$6,895	$6,116
Insurance—Overseas General	1,341	1,203	5,191	4,114
Global Reinsurance*	274	163	1,505	1,052
Financial Services	289	238	1,046	1,537

Total	$3,668	$3,244	$14,637	$12,819

Net Premiums Written
Insurance—North American	$1,048	$819	$4,015	$2,919
Insurance—Overseas General	982	796	3,751	2,716
Global Reinsurance*	267	141	1,410	936
Financial Services	276	228	1,039	1,497

Total	$2,573	$1,984	$10,215	$8,068

Net Premiums Earned
Insurance—North American	$991	$742	$3,654	$2,475
Insurance—Overseas General	1,007	671	3,563	2,393
Global Reinsurance*	357	264	1,284	835
Financial Services	472	292	1,101	1,127

Total	$2,827	$1,969	$9,602	$6,830

Income (Loss) Excluding Net Realized Gains (Losses)(1)
Insurance—North American	$153	$(236)	$532	$97
Insurance—Overseas General	94	72	315	116
Global Reinsurance*	95	72	361	296
Financial Services	57	50	231	202
Corporate	(71)	(57)	(242)	(217)

Total	$328	$(99)	$1,197	$494

*	Includes both property and casualty reinsurance and life reinsurance

# # #

Page 6/6